--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            ROYAL APPLIANCE MFG. CO.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                  [Dirt Devil Trademark]


[Royal Appliance Logo]

                            ROYAL APPLIANCE MFG. CO.
                                CLEVELAND, OHIO

To Our Shareholders:

     You are cordially invited to attend the 2000 annual meeting of shareholders of Royal Appliance Mfg. Co. to be held at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Tuesday, April 25, 2000, at 10:00 a.m. local time. We are pleased to enclose the notice of our annual shareholders meeting, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

     The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the enclosed return envelope. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

     If you have any questions or need assistance in how to vote your shares, please call our proxy solicitor, Morrow & Co., Inc. at (212) 754-8000. Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

                                             Sincerely,

                                             Michael J. Merriman
                                             Chief Executive Officer

March 24, 2000

                                                  [Dirt Devil Trademark]

[Royal Appliance Logo]


                            ROYAL APPLIANCE MFG. CO.
                                CLEVELAND, OHIO

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING
                           TO BE HELD APRIL 25, 2000

     The annual meeting of shareholders of Royal Appliance Mfg. Co., an Ohio corporation ("Company"), will be held on Tuesday, April 25, 2000 at 10:00 a.m. local time, at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, for the following purposes:

     1. To elect three Class I Directors for a term expiring in 2002.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as auditors of the Company for 2000.

     3. To transact such other business that is properly brought before the meeting.

     Only holders of the Common Shares of record on the books of the Company at the close of business on March 10, 2000 will be entitled to vote at the meeting.

     YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, DATE AND SIGN YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Any shareholder attending the meeting may vote in person even if the shareholder returned a Proxy.

                                             By Order of the Board of Directors

                                             Richard G. Vasek
                                             Secretary

Cleveland, Ohio
March 24, 2000

      THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

     Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the annual meeting of shareholders on Tuesday, April 25, 2000, or at any adjournment thereof. The meeting will be held at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 10:00 a.m. local time. The Proxy Statement and the form of Proxy are being mailed to shareholders commencing on or about March 24, 2000.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any shareholder who executes and returns a Proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a Proxy.

RECORD DATE AND VOTING

     Shareholders of record at the close of business on March 10, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. Holders of the Common Shares of record as of the close of business on the Record Date, or their proxies, are entitled to one vote per Common Share. At the Record Date, 15,876,952 Common Shares of the Company were issued and outstanding.

     Proxies properly signed and returned to the Company, in blank or without voting instructions, will be voted "FOR" the three Director nominees named herein, and ratification of the appointment of PricewaterhouseCoopers LLP as auditors of the Company for 2000.

     The three candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained, and, consequently, will have no effect on the outcome of the vote.

SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Morrow & Co., Inc. to aid in the solicitation of Proxies. The Company estimates that it will pay Morrow & Co., Inc. a fee of approximately $5,000 for its services, plus out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of shareholders which are intended to be presented by such shareholders at the Company's next annual meeting of shareholders to be held in 2001 must be received by the Company no later than November 24, 2000, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Board of Directors is divided into two classes, each of whose members serve for a staggered two-year term. The Board is comprised of three Class I Directors and three Class II Directors. The current term of the Class I Directors ends upon the election of Class I Directors at this annual meeting. The term of the Class II Directors will end upon the election of Class II Directors at the 2001 annual meeting of shareholders.

     The Board of Directors has nominated Messrs. Kahl, Merriman and Rochon to stand for reelection as the Class I Directors for a two-year term. The two-year term will end upon the election of Class I Directors at the 2002 annual meeting of shareholders.

     At the annual meeting, the Common Shares represented by valid Proxies, unless otherwise specified, will be voted to reelect the Class I Directors. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

     The Board of Directors recommends that each shareholder vote "FOR" the Board of Directors' nominees.

                      NOMINEES FOR TERMS EXPIRING IN 2002

                                                                                          DIRECTOR
            NAME OF NOMINEE               AGE             PRINCIPAL OCCUPATION             SINCE
            ---------------               ---             --------------------            --------
Jack Kahl Jr............................  59    Chief Executive Officer of Manco, Inc.      1995
Michael J. Merriman.....................  43    Chief Executive Officer and President of    1993
                                                the Company
John P. Rochon..........................  48    Chairman of the Richmont Corporation and    1995
                                                Chief Executive Officer of Mary Kay
                                                Holding Corporation

     JACK KAHL JR. has served as a Director of the Company since September 1995. Mr. Kahl has been Chief Executive Officer of Manco, Inc., since 1971. Manco, Inc., markets and manufactures pressure sensitive tapes, home weatherization products, and mailing and shipping supplies. Mr. Kahl is also a Director of Applied Industrial Technologies, Inc.

     MICHAEL J. MERRIMAN has served as a Director of the Company since October 1993. Mr. Merriman was appointed Chief Executive Officer in July 1995 and President and Chief Operating Officer in January 1995. Mr. Merriman is also a Director of Marketing Specialists Corporation.

     JOHN P. ROCHON has served as a Director of the Company since September 1995. Mr. Rochon has been Chairman of the Richmont Corporation since 1990, and Chief Executive Officer of Mary Kay Holding Corporation since 1991. Mr. Rochon is also a Director of Nu-Kote Holding, Inc. and Marketing Specialists Corporation.

                    DIRECTORS WHOSE TERMS TO EXPIRE IN 2001

                                                                                          DIRECTOR
            NAME OF DIRECTOR              AGE             PRINCIPAL OCCUPATION             SINCE
            ----------------              ---             --------------------            --------
E. Patrick Nalley.......................  80    Director of Invacare Corporation            1981
Joseph B. Richey II.....................  62    President of Invacare Technologies          1994
R. Louis Schneeberger...................  45    Chief Financial Officer and Director of     1991
                                                Olympic Steel, Inc.

     E. PATRICK NALLEY has served as a Director of the Company since the Company's formation in 1981. In 1992, Mr. Nalley retired from his positions as Executive Vice President of Sales and Assistant to the President of Invacare Corporation, a provider of home health care medical equipment, which he held since 1987. Mr. Nalley also serves as a Director of Invacare Corporation.

     JOSEPH B. RICHEY II has served as a Director of the Company since July 1994. Since 1992, Mr. Richey has been President -- Invacare Technologies and Senior Vice President -- Total Quality Management for Invacare Corp. Mr. Richey is also a Director of Invacare Corporation, Steris Corporation and Unique Mobility Inc.

     R. LOUIS SCHNEEBERGER has served as Chairman of the Board since July 1995 and as a Director of the Company since August 1991. He has served since 1987 as Chief Financial Officer and as a Director of Olympic Steel, Inc., a leading North American steel service center. Mr. Schneeberger also serves as a Trustee and the Treasurer of the Achievement Center for Children, a non-profit corporation focusing on children with disabilities and serves on the Business Advisory Council for Kent State University.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors of the Company held eight meetings during the fiscal year ended December 31, 1999. The Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The Audit Committee held two meetings during 1999 while the Corporate Governance and the Compensation Committee each met once during 1999. The Committees receive their authority and assignments from the Board of Directors and report to the Board of Directors.

     All of the current Directors attended at least 75% of the Board and applicable committee meetings held during 1999. In addition to holding regular committee meetings, the Board members also reviewed and considered matters and documents and communicated with each other wholly apart from the meetings. Several actions were taken by unanimous written consent.

     Jack Kahl Jr., E. Patrick Nalley, and R. Louis Schneeberger are members of the Audit Committee. The Audit Committee recommends the engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors. The Committee also reviews and evaluates the Company's accounting principles and its system of internal accounting controls. In connection with new SEC regulations, the Board of Directors has adopted an Audit Committee Charter which is included in Exhibit A to this proxy statement.

     E. Patrick Nalley, Joseph B. Richey II, and John P. Rochon are members of the Compensation Committee. The Compensation Committee reviews and approves the Company's executive compensation policy, makes recommendations concerning the Company's employee benefit policies, and has authority to administer the Company's stock option plans.

     Jack Kahl Jr., E. Patrick Nalley, Joseph B. Richey II, John P. Rochon, and
R. Louis Schneeberger are members of the Corporate Governance Committee. The functions of the Committee are to review and evaluate the performance of the Chief Executive Officer, changes or potential changes in corporate control, and all public policy issues affecting the Company. In addition, the Committee identifies and recommends to the Board of Directors candidates for membership on the Board of Directors and reviews and evaluates all shareholder proposals. Shareholders wishing to suggest nominees for election to the Board at the 2001 annual meeting may do so by providing written notice to the Company in care of Richard G. Vasek, Secretary, no later than November 24, 2000.

                           COMPENSATION OF DIRECTORS

     Each Director who is not an employee of the Company receives a director's fee in the amount of $16,000 per annum for up to four meetings, and reimbursement for out-of-pocket expenses incurred in connection with attending such meetings. An additional $4,000 is paid for attending board meetings, if any, in excess of four meetings in any one year and $2,000 is paid for attendance at any committee meeting held on a day other than a day of a Directors' meeting. Each non-employee Director also received options to purchase 20,000 Common Shares upon joining the Board of Directors. In February 1995, the then current non-employee Directors were granted options for an additional 30,000 Common Shares. Options granted to Directors are exercisable for a period of ten years and become exercisable in 20% increments on each anniversary of the date of grant commencing with the first anniversary.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth each person or entity who has beneficial ownership of 5% or more of the outstanding Common Shares of the Company on March 10, 2000, based upon information furnished to the Company:

                  NAME AND ADDRESS                    SHARES AND NATURE OF    PERCENTAGE OF TOTAL
                OF BENEFICIAL OWNERS                  BENEFICIAL OWNERSHIP    SHARES OUTSTANDING
                --------------------                  --------------------    -------------------
Richmont Capital Partners I, L.P....................       2,969,900(1)              18.7%
4300 West Grove
Dallas, Texas 75248

John P. Rochon......................................       2,987,400(2)              18.8%
4300 West Grove
Dallas, Texas 75248

E. Patrick Nalley...................................       1,070,000(3)               6.7%
650 Alpha Drive
Cleveland, Ohio 44143

---------------

(1) Based on a Form 4 dated March 7, 1996, filed with the Securities and Exchange Commission.

(2) Mr. Rochon is a general partner of Richmont Capital Partners I, L.P. Amount includes 2,969,900 shares owned by Richmont Capital Partners I L.P., 1,500 shares individually owned by Mr. Rochon, and 16,000 shares which can be acquired by the exercise of stock options.

(3) Based on a Form 4 dated September 30, 1997, filed with the Securities and Exchange Commission. Amount includes 50,000 which can be acquired by the exercise of stock options.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the amount of the Company's Common Shares beneficially owned by the Company's Directors, each of the named officers, and all the Directors and Executive Officers as a group as of March 10, 2000.

                                                                             PERCENT OF
                            NAME                               SHARES          TOTAL
                            ----                               ------        ----------
Jack Kahl Jr................................................    136,000(1)         *
Michael J. Merriman.........................................     95,000(1)         *
E. Patrick Nalley...........................................  1,070,000(1)(2)     6.7%
Joseph B. Richey II.........................................    250,000(1)        1.6%
John P. Rochon..............................................  2,987,400(1)(3)    18.8%
R. Louis Schneeberger.......................................     98,000(1)         *
Gary J. Dieterich...........................................    118,540(1)         *
James A. Holcomb............................................     14,932(1)         *
T. Keith Moone..............................................     10,000(1)         *
Richard G. Vasek............................................     79,855(1)         *
Directors and Executive Officers as a group (11 persons)....  4,885,927(4)      30.8%

---------------

 * Less than 1%

(1) Includes shares which can be acquired by the exercise of stock options on or prior to sixty days following March 10, 1999 as follows: Mr. Kahl -- 16,000; Mr. Merriman -- 40,000; Mr. Nalley -- 50,000; Mr. Richey -- 50,000; Mr.
    Rochon -- 16,000; Mr. Schneeberger -- 50,000; Mr. Dieterich -- 102,100; Mr. Holcomb -- 10,000; Mr. Moone -- 10,000; Mr. Vasek -- 74,300.

(2) Includes 1,000,000 shares held of record by Mr. Nalley as Trustee.

(3) Includes 2,969,900 shares beneficially owned by Richmont Capital Partners I, L.P. of which Mr. Rochon is a General Partner.

(4) Includes 444,600 exercisable within sixty days following March 10, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Act of 1934, as amended, requires the Company's officers and directors, and persons who own greater than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership to the Securities and Exchange Commission. Officers, directors and more than 10% shareholders are required by the SEC to furnish to the company copies of all
Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 1999 and Form 5 and amendments thereto furnished to the Company with respect to 1999, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by the Company's officers, directors and greater than 10% shareholders.

                        EXECUTIVE OFFICERS' COMPENSATION

     Shown below is information concerning the annual and long-term compensation for services to the Company and its subsidiaries for the years ended December 31, 1999, 1998, and 1997, of those persons (the "Named Executive Officers") who served during 1999 as the Company's Chief Executive Officer and the other four most highly compensated (during 1999) executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                               ANNUAL COMPENSATION                      AWARDS
                                         --------------------------------   -------------------------------
                                                             OTHER ANNUAL     SECURITIES       LONG-TERM       ALL OTHER
                                         SALARY     BONUS    COMPENSATION     UNDERLYING     INCENTIVE PLAN   COMPENSATION
   NAME & PRINCIPAL POSITION      YEAR     ($)       ($)        ($)(2)      OPTIONS/SAR(#)     PAYOUTS($)        ($)(3)
   -------------------------      ----   -------   -------   ------------   --------------   --------------   ------------
Michael J. Merriman               1999   360,000   410,040        0            200,000               0           17,623
  Chief Executive Officer,        1998   360,000         0        0                  0               0           26,211
  President and Director          1997   342,500   304,483        0                  0           7,851           27,232
Gary J. Dieterich                 1999   197,917   166,646        0             25,000               0           10,337
  Senior Vice President --        1998   200,000         0        0                  0               0           14,482
  Administration                  1997   190,000   159,790        0                  0           5,987           14,333
Jim A. Holcomb                    1999   200,000   168,400        0             50,000               0            7,843
  Vice President -- Marketing &   1998   200,000         0        0                  0               0           14,243
  Strategic Planning              1997   190,000   159,790        0                  0               0           13,815
T. Keith Moone                    1999   165,000   173,930        0             50,000               0            7,109
  Vice President -- Sales         1998   165,000         0        0                  0               0           11,865
                                  1997   157,500   132,458        0                  0               0           10,308
Richard G. Vasek(1)               1999   143,333   120,686        0             70,000               0            7,741
  Chief Financial Officer         1998   116,500         0        0             25,000               0            7,985
  Vice President -- Finance

---------------

(1) Mr. Vasek became a Named Executive Officer in 1998. Pursuant to SEC rules, no information regarding his compensation for years prior to his appointment as a Named Executive Officer is required.

(2) Perquisites provided to each of the Named Executive Officers, if any, do not exceed the disclosure thresholds established under the Securities and Exchange Commission rules and are not included in this total.

(3) The amounts shown in this column represents payments made to the Company's Defined Contribution Plans ("DCP") by the Company.

                             OPTION GRANTS IN 1999

     Shown below is information on grants of stock options pursuant to the Company's 1996 Key Executive Long-Term Incentive Plan (the "Stock Option Plan") made in the year ended December 31, 1999, to the Named Executive Officers which are listed in the Summary Compensation Table.

                                                    INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                               -----------------------------------------------------------      VALUE AT ASSUMED
                               NUMBER OF                                                      ANNUAL RATES OF STOCK
                               SECURITIES    % OF TOTAL                                      PRICE APPRECIATION FOR
                               UNDERLYING     OPTIONS                 MARKET                     OPTION TERM (2)
                                OPTIONS      GRANTED TO    EXERCISE    PRICE                 -----------------------
                                GRANTED     EMPLOYEES IN    PRICE     DATE OF   EXPIRATION
            NAME                (#) (1)     FISCAL YEAR     ($/SH)    GRANTS       DATE        5% ($)      10% ($)
            ----               ----------   ------------   --------   -------   ----------   ----------   ----------
Michael J. Merriman..........   200,000        29.7%        $4.50     $3.125     2/12/09      $118,059     $721,089
Gary J. Dieterich............    25,000         3.7%        $4.50     $3.125     2/12/09        14,757       90,136
James A. Holcomb.............    50,000         7.4%        $4.50     $3.125     2/12/09        29,515      180,272
T. Keith Moone...............    50,000         7.4%        $4.50     $3.125     2/12/09        29.515      180,272
Richard G. Vasek.............    70,000        10.4%        $4.50     $3.125     2/12/09        41,321      252,381

---------------

(1) All stock options are exercisable in cumulative 20% installments commencing one-year from date of grant with full vesting occurring on the fifth anniversary date, assuming the executive officer remains employed by the Company. The Options expire on February 12, 2009, subject to earlier termination in certain events related to termination of employment. The Stock Option Plan provides that in the event of a "change in control" of the Company, the Compensation Committee can cause all outstanding stock options to be immediately exercisable and may accelerate the termination date of all such options. A "change in control" generally means the occurrence of (I) the acquisition by a person of 20% or more of the Company's Common Shares,
    (ii) the first purchase of shares pursuant to an exchange or tender offer, or (iii) shareholder approval of a merger in which the Company is not the surviving corporation or pursuant to which the Company's shares are converted into cash. See also "Change-in-Control Arrangements" herein.

(2) The dollar amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price. Using these rates, the total of potential realizable values for the named officers represents 2% of the gain that would be realized by all shareholders of the Company. Based on the number of shares outstanding and the market price on the grant date, the aggregate gain realized by the Company's shareholders assuming a 5% annual rate of stock appreciation for the option term would be in excess of $11 million; a 10% annual rate of stock appreciation would result in a gain in excess of $70 million.

                          AGGREGATED OPTION EXERCISES
                       IN 1999 AND YEAR-END OPTION VALUES

     Shown below is information with respect to the unexercised options to purchase the Company's Common Shares under the stock option plans held by the Named Executive Officers at December 31, 1999. None of the Named Executive Officers exercised any stock options during 1999.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                               OPTIONS AT FY-END(#)             AT FY-END($)(1)
                            SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
           NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ---------------   -----------   -----------   -------------   -----------   -------------
Michael J. Merriman.......         0               0               0         800,000          $0           $     0
Gary J. Dieterich.........         0               0          97,100          25,000           0            41,050
James A. Holcomb..........         0               0               0         250,000           0                 0
T. Keith Moone............         0               0               0         170,000           0                 0
Richard G. Vasek..........         0               0          60,300         110,000           0            49,650

---------------

(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1999, minus the exercise price.

              CHANGE-IN-CONTROL AND OTHER EMPLOYMENT ARRANGEMENTS

     The Company has entered into Severance Agreements with the Named Executive Officers that are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Company. Each agreement only becomes operative upon a "Change in Control" as defined in the Agreements. After a Change in Control, if, during the three-year period commencing with the Change in Control, the executive's employment is terminated for reasons other than "cause" (as defined in the Agreement), death or disability, or the executive terminates his employment for "good reason" (as defined in the Agreement), under their respective agreements, the executive shall be entitled to receive a severance amount equal to two to three times (as defined in the Agreement) of his then base salary. The Company may make an additional payment to certain executives to reimburse such individuals for excise tax payments triggered by the foregoing severance payments. All options held by the executives with respect to the Company's common stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 90 days thereafter. Certain other officers were provided similar agreements providing severance payments of two to three years of base salary.

     The Company has entered into an Employment Contract with Mr. Merriman which provides for payment of one year's base salary if his employment is terminated by the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     It is the responsibility of the Compensation Committee to set policy for administering the Company's executive compensation plans and to make recommendations to the Board as appropriate. These plans for Executive Officers include base salaries, incentive compensation, stock options, and any other forms of remuneration.

     The Committee annually reviews in detail all aspects of compensation for the Chief Executive Officer and other executive officers. If the Committee believes that a particular situation warrants outside professional input, the Committee may retain the services of a qualified compensation consulting firm to assist it in the performance of its duties. The Committee has retained the services of PricewaterhouseCoopers LLP to provide analysis to the Committee with respect to the reasonableness of total compensation to officers of the Company, taking into account how the executive compensation of the Company compares to that of executives for its industry peer group (companies included in the Dow Jones Home Furnishings and Appliance Index), as well as to that of other public companies of similar size. The Committee also reviews executive compensation surveys and other data in determining compensation policies.

     Cash compensation is provided to officers through a combination of base salaries and incentive bonus awards under the Company's Management Incentive Plan (MIP). Based upon the Committee's analysis, base salaries are fixed at levels below or above the average competitive amounts paid to other executives in similar sized public companies and below those of companies included in the Dow Jones Home Furnishings and Appliance Index. Individual salaries may vary somewhat below or above the average, based upon the individual's performance and contribution to Company success, tenure on the job, and specific industry skill. The MIP is highly leveraged such that the higher actual earnings before taxes and interest are above the minimum thresholds, the higher the MIP award is as a percentage of base salary. At the beginning of each year, the Compensation Committee sets the MIP award percentages and the current year's minimum earnings thresholds that serve as the baseline for determining any payout under the MIP.

     The Company has designed its compensation program for officers to provide a strong and direct link between Company performance and executive pay. Each component of executive compensation is evaluated so that, in combination, highly talented executives can be attracted, retained and motivated to consistently improve the financial performance of the Company.

     Mr. Merriman, Chief Executive Officer, participates in the same compensation programs provided to the other executive officers. The Committee based the 1999 compensation of Mr. Merriman on the policies and procedures described above. Mr. Merriman's base salary was not increased in 1999. Mr. Merriman's base salary was fixed below the average competitive amounts paid to other Chief Executive Officers of similar sized public companies and those of companies included in the Dow Jones Home Furnishings and Appliance Index.

     Annually, the Committee considers the desirability of granting longer-term incentive awards to the Company's officers under the Company's Stock Option Plans. The Committee did grant stock options to the Executive Officers during 1999. The Committee granted options under the 1996 Key Executive Long-Term Incentive Plan which will vest in cumulative 20% installments, commencing one-year from date of grant with full vesting occurring on the fifth anniversary date. These grants had exercise prices above the then current market price of the Company's stock to provide increasing incentive to these officers only if substantial stock appreciation is actually realized for shareholders, thus providing a direct link between the Company's stock performance and executive compensation.
                               COMPENSATION COMMITTEE
                               Joseph B. Richey II, Chairman
                               E. Patrick Nalley
                               John P. Rochon

     SHAREHOLDER RETURN PERFORMANCE PRESENTATION. Set forth below is a line graph comparing the yearly cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Home Furnishings and Appliance Index for the five-year period ended December 31, 1999.

     The stock price performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
                Among Royal Appliance Mfg. Co., Dow Jones Equity
         Market Index & Dow Jones Home Furnishings and Appliances Index
                        Fiscal Years Ending December 31

                                                                             DOW JONES EQUITY MARKET    D.J. HOME FURNISHINGS AND
                                                  ROYAL APPL. MANU. CO.               INDEX                 APPLIANCES INDEX
                                                  ---------------------      -----------------------    -------------------------
1995                                                     100.00                      100.00                      100.00
1996                                                     275.00                      123.00                      106.00
1997                                                     265.00                      165.00                      141.00
1998                                                     148.00                      212.00                      150.00
1999                                                     195.00                      255.00                      131.00

- - - -   Royal Appliance Mfg. Co.          100           275           265           148           195
-------------------------------------------------------------------------------------------------------
          Dow Jones Equity Market
--        Index                             100           123           165           212           255
-------------------------------------------------------------------------------------------------------
          D.J. Home Furnishings and
--  --    Appliances Index                  100           106           141           150           131
-------------------------------------------------------------------------------------------------------

                                  PROPOSAL TWO
                              INDEPENDENT AUDITORS

     The Board of Directors recommends that you vote "FOR" the ratification of the Board's appointment of PricewaterhouseCoopers LLP as the Company's independent auditors to serve for the fiscal year 2000 or until their successors are selected. The Board's appointment is made upon the recommendation of the Audit Committee. Proxies will be so voted unless the shareholders specify otherwise in their proxies. Proposal two will be adopted if approved by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. In the event such selection is not ratified, the Board of Directors will reconsider its selection.

     PricewaterhouseCoopers LLP has audited the Company's financial statements for each fiscal year since the fiscal year ended December 31, 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware that any matter other than those listed in the Notice of Meeting is to be presented for action at the meeting. If any of the Board's nominees are unavailable for election as a Director or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

                             FINANCIAL INFORMATION

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY, ROYAL APPLIANCE MFG. CO., 650 ALPHA DRIVE, CLEVELAND, OHIO 44143, A COPY OF THE COMPANY'S 1999 ANNUAL REPORT OR FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

March 24, 2000

                                                                       EXHIBIT A

                            ROYAL APPLIANCE MFG. CO.
                            AUDIT COMMITTEE CHARTER

I. PURPOSE

     The Audit Committee ("Committee") will assist the Board of Directors ("Board") in fulfilling its oversight responsibilities. The audit committee will review the financial reporting process, the system of internal control, the audit process, and the Company's process for monitoring compliance with laws and regulations and with the code of conduct. Consistent with this function, the Committee shall encourage continuous improvement of, and shall foster adherence to, the Company's policies, procedures and practices at all levels. In performing its duties, the Committee will maintain effective working relationships with the Board, management and the independent accountants. To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Company's business, operations and risks.

     The Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to provide a degree of oversight over the Company's financial reporting process and systems of internal controls

     - Review and appraise the audit efforts of the Company's independent accountants, whom are ultimately accountable to the Committee and the Board

     - Provide an open avenue of communication among the independent accountants, financial and senior management and the Board

     The Committee will primarily fill these responsibilities by carrying out the activities enumerated in Section V of this Charter.

II. COMPOSITION AND TERM

     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee shall be financially literate and have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or financial management expertise.

     For purposes of this Charter, the definition of independence includes the absence of any relationship with the Company that may interfere with the exercise of their independence from management and the Company. In addition, the following restrictions apply to every Committee member:

          a) Employees: A director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director could serve on the Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

          b) Business Relationship: A director (i) who is a partner, shareholder or executive officer of an organization that has a business relationship with the Company, or (ii) who has a direct business relationship with the Company (i.e. consultant) may serve on the Committee only if the Company's Board determines in its business judgement that the relationship does not interfere with the director's exercise of independent judgement. In making a determination regarding the independence of a director pursuant to this paragraph, the Board should consider, among other things, the materiality of the relationship to the Company, to the director, and if applicable, to the organization with which the director is affiliated.

          "Business relationships" can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the Committee without the above referenced Board determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the

     Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or
     (3) the direct business relationship between the director and the Company.

          c) Cross Compensation Committee Link: A director who is employed as an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee may not serve on the Committee.

          d) Immediate Family: A director who is an immediate family member of an executive officer of the Company or any of its affiliates cannot serve on the Committee until three years following the termination of such employment relationship. Immediate family members include spouses, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares such person's home.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairman of the Audit Committee is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of full Committee membership.

III. MEETINGS

     The Committee shall hold at least two regular meetings annually, or more frequently as circumstances dictate. At a minimum, the Committee shall meet with management and the independent accountants prior to the annual audit and post audit. The purpose of these meetings is further discussed in Section V of this Charter. The Committee shall meet at least annually with management and the independent accountants in separate sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

     Minutes of each meeting are to be prepared and sent to Committee members and also the Board members who are not members of the Committee. The minutes, as finally approved shall be placed in the corporate minute books of the Company by the secretary of the Company. Copies will be provided to the independent accountants.

     If the Committee deems it necessary, it may meet in executive session. Members of the Committee and the Committee's Secretary as appointed by the Chairman of the Audit Committee, and only those advisors and members of management designated by a Committee member shall attend executive sessions.

IV. AUTHORITY

     In addition to performing the responsibilities and duties as contained in
Section V of this Charter, the Committee may, or at the Board's request shall, investigate any financial and/or accounting activity of the Company. The Committee is empowered with Board authority to execute such investigations including the ability to retain third parties having special competence as necessary to assist the Committee in fulfilling its responsibility.

V. RESPONSIBILITIES AND DUTIES

     There are certain responsibilities and duties the Committee shall observe in fulfilling its obligation under the Charter. These responsibilities and duties are included here in summary form.

PRE AUDIT

     (1) Review, prior to the annual audit, the proposed scope and general extent of the independent accountants audit examination. This review shall entail an understanding from the independent accountants of the factors considered in determining the audit scope - including among other considerations are the following:

          - Industry, business and internal control risk characteristics of the Company

          - The significance of various balance sheet accounts and the related audit strategy

          - External reporting requirements

          - Quality of internal accounting controls over financial reporting

          - Key changes and issues affecting the audit plan

          - Review of risk assessment and audit approach

          - Other areas to be covered during the audit engagement

     (2) Review and approve the independent accountants' fee schedule as agreed upon by management

     (3) Review with management the extent of non-audit services provided by the independent accountants in relation to the objectivity needed in the audit

     (4) Review statement of independence supplied by the independent accountants in accordance with Independence Standards Board ("ISB") Standard No. 1, Communication with Audit Committees.

POST AUDIT

     (1) Review financial results for the year with management and the independent accountants upon completion of the audit and prior to the earnings release. This review shall encompass:

          - Significant financial and business issues addressed during the audit

          - Significant accounting estimates and judgements impacting the financial statements

          - Extent to which external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown

          - Proposed audit adjustments, both recorded and unrecorded, and related resolutions

          - The Company's annual report to shareholders, including the financial statements, and financial statement and supplemental disclosures required by Generally Accepted Accounting Principles ("GAAP") and the SEC. Members of the entire Board review the SEC Form 10-K.

          - Significant transactions that are not a normal part of the Company's operations

          - Any changes during the year in the Company's accounting principles or the related application of accounting principles

     (2) Discuss with the independent accountants, without the presence of management or other Company personnel, the quality of the Company's financial and accounting personnel

     (3) Discuss with the independent accountants any relevant recommendations, which they may have regarding "reportable conditions" or "material weaknesses" as defined below. Topics to be considered during this discussion include improving financial controls, the selection of accounting principles and management reporting systems. Review responses of management to the comments and recommendations from the independent accountants, if any

          REPORTABLE CONDITIONS in the internal control structure requires communication during the audit (i.e. significant deficiencies in the design or functioning of the internal control structure that could adversely affect the organization's ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements). The internal control structure consists of the control environment, accounting systems and the control procedures. The term "reportable condition" is intended to be a lower threshold than "material weaknesses".

          MATERIAL WEAKNESSES in the internal control structure is a reportable condition in which the design or operation of the specific internal control structure elements do not reduce to a relatively low level the risk that errors or irregularities in an amount that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

     (4) Discuss the scope and quality of internal accounting controls over financial reporting matters in effect with Company management

     (5) Review any management disagreement with the independent accountants and determine disclosure obligations with respect thereto

     (6) Review summary of outstanding litigation and violations of code of conduct, if any, as prepared by management. In connection with this review, read the legal letter responses from counsel as requested by the independent accountants

INTERIM FINANCIAL STATEMENTS

     (1) Be briefed on how management develops and summarizes quarterly financial information, the extent to which the independent accountants review quarterly financial information, and whether that review is performed on a pre- or post-review basis

     (2) Meet with management and, if a pre-issuance review was completed, with the independent accountants, either telephonically or in person, to review the interim financial statements and the results of the review. (This may be done by the committee chairperson or the entire committee)

     (3) To gain insight into the fairness of the interim statements and disclosures, obtain explanations from management and from the independent accountants on whether:

          - Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the Company's operations and financing practices

          - Generally accepted accounting principles have been consistently applied

          - There are any actual or proposed changes in accounting or financial reporting practices

          - There are any significant or unusual events or transactions

          - The Company's financial and operating controls are functioning effectively

          - The Company has complied with the terms of loan agreements, and

          - The interim financial statements contain adequate and appropriate disclosures

     (4) Ensure that the independent accountants communicate certain required matters to the committee

ONGOING

     (1) Review and update this Charter periodically, at least annually, as conditions dictate

     (2) Review with management and the independent accountants new opinions and releases from the Financial Accounting Standards Board ("FASB") and SEC guidance and prospective new accounting rules and policies to the extent applicable to the Company

     (3) Apprise the Board of significant developments in the course of performing the above duties through minutes and special presentations as necessary.

     (4) Ensuring the independence of the independent accountants

     (5) Recommend any changes in the duties of the Committee to the Board

     (6) The Committee and the Board have the ultimate authority and responsibility to recommend the retention or replacement of the independent accountants and provide a written summary of the basis for replacement recommendations to the Board

ETHICS COMPLIANCE

     (1) Review the Company's Policies and Procedures which include ethical conduct and the Company's system to enforce these policies and procedures

     (2) Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements

                            ROYAL APPLIANCE MFG. CO.

                  NOTICE:  2000 ANNUAL MEETING OF SHAREHOLDERS

The 2000 Annual Meeting of Shareholders of Royal Appliance Mfg. Co. will be held on Tuesday, April 25, 2000 at 10:00 a.m. at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street,
Cleveland, Ohio.

                               [DIRT DEVIL LOGO]

                          YOUR VOTE IS VERY IMPORTANT

Please sign, date and return your proxy/voting instruction card below. Detach and return the card in the envelope provided.

                                  DETACH CARD
--------------------------------------------------------------------------------

ROYAL APPLIANCE MFG. CO.

The undersigned hereby appoints Michael J. Merriman and R. Louis Schneeberger, with full power of substitution, as proxy to vote the Common Shares of Royal Appliance Mfg. Co. owned by the undersigned at the annual meeting of shareholders to be held April 25, 2000, at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 10:00 a.m. local time, and at any adjournment thereof, upon all business that may properly come before the meeting, including the business identified and in the manner indicated on this Proxy and described in the Proxy Statement furnished herewith.

            THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL ITEMS.

    1. ELECTION OF DIRECTORS                               WITHHOLD AUTHORITY         [ ]
       FOR all nominees listed below         [ ]           to vote for all nominees listed below
       (except as indicated to the contrary below)

              Jack Kahl Jr., Michael J. Merriman, and John P. Rochon

   INSTRUCTION: (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

   -----------------------------------------------------------------------------

   2. RATIFICATION OF THE APPOINTMENT OF AUDITORS

         [ ]  FOR                  [ ]  AGAINST                [ ]  ABSTAIN

                    (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD
--------------------------------------------------------------------------------

PROXY NO.                                                              SHARES

(Continued from the other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS VOTING FOR ALL ITEMS. SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL ITEMS.

                                                     Dated................, 2000

                                                     ...........................
                                                     Signature

                                                     ...........................
                                                     Signature

                                                     Please sign exactly as
                                                     name(s) appear on this
                                                     proxy. If joint account,
                                                     each joint owner should
                                                     sign. If signing for a
                                                     corporation or partnership
                                                     or as agent, attorney, or
                                                     fiduciary indicate the
                                                     capacity in which you are
                                                     signing.

 PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO
        NATIONAL CITY BANK, P.O. BOX 92301, CLEVELAND, OHIO 44197-1200.